SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No.__)*

                         ASBURY AUTOMOTIVE GROUP, INC.
 ------------------------------------------------------------------------------
                               (Name of Issuer)



                    COMMON STOCK (PAR VALUE $.01 PER SHARE)
 ------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   043436104
                 --------------------------------------------
                                (CUSIP Number)


                               DECEMBER 31, 2002
 ------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

    Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ASBURY AUTOMOTIVE HOLDINGS L.L.C.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                   Delaware

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             17,550,743

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       17,550,743

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       8,720,189*                                                 [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       51.9%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       CO

------------------------------------------------------------------------------

*Asbury Automotive Holdings L.L.C. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RIPPLEWOOD INVESTMENTS L.L.C.
       (FORMERLY KNOWN AS RIPPLEWOOD HOLDINGS L.L.C.)

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             8,954,900

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,954,900

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       8,720,189*                                                 [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       26.5%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       OO

------------------------------------------------------------------------------

* Ripplewood Investments L.L.C. is the owner of approximately 51% of the membership interests of Asbury Automotive Holdings L.L.C. Ripplewood Investments L.L.C. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all parties to the Shareholders Agreement identified in Item 8 below, except to the extent of its pecuniary interest therein.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         COLLINS FAMILY PARTNERS, L.P.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             8,954,900

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,954,900

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       8,720,189*                                                 [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       26.5%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       CO

------------------------------------------------------------------------------

* Collins Family Partners expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all parties to the Shareholders Agreement identified in Item 8 below, except to the extent of its pecuniary interest therein.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         TIMOTHY C. COLLINS

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             8,954,900

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,954,900

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       8,720,189*                                                 [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       26.5%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       IN

------------------------------------------------------------------------------

* Timothy C. Collins expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all parties to the Shareholders Agreement identified in Item 8 below, except to the extent of his pecuniary interest therein.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         C.V. NALLEY, III

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         GEORGIA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             1,360,759

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,360,759

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       24,910,173*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.0%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       CO

------------------------------------------------------------------------------

* C.V Nalley, III expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the
Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         THOMAS F. MCLARTY III

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             454,114

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       454,114

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,818,818*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.3%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       IN

------------------------------------------------------------------------------

* Thomas F. McLarty III expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         LUTHER COGGIN

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             461,421

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       461,421

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,809,511*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.4%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       IN

------------------------------------------------------------------------------

* Luther Coggin individually holds 353,016 shares of Asbury Automotive Group, Inc. Luther Coggin acts as Trustee for the Tracye C. Hawkins 1999 Att Trust, the Christy C. Hayden 1999 Att Trust and the Cindy C. Coggin 1999 Att Trust, which each hold 36,135 shares of Asbury Automotive Group, Inc. Luther Coggin expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         TRACYE C. HAWKINS 1999 ATT TRUST

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         FLORIDA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             36,135

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       36,135

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       26,234,797*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.1%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       OO

------------------------------------------------------------------------------

* Tracye C. Hawkins 1999 Att Trust expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CHRISTY C. HAYDEN 1999 ATT TRUST

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         FLORIDA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             36,135

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       36,135

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       26,234,797*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.1%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       OO

------------------------------------------------------------------------------

* Christy C. Hayden 1999 Att Trust expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CINDY C. COGGIN 1999 ATT TRUST

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             36,135

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       36,135

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       26,234,797*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.1%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       OO

------------------------------------------------------------------------------

* Cindy C. Coggin 1999 Att Trust expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY THE
                  ENTIRETIES

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             134,870

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       134,870

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       26,136,062*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.4%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       OO

------------------------------------------------------------------------------

* Charlie (C.B.) Tomm and Anita DeSaussure Tomm, Tenants by the Entireties, expressly disclaim beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CNC AUTOMOTIVE, LLC

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         NORTH CAROLINA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             225,845

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       225,845

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       26,045,087*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.7%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       OO

------------------------------------------------------------------------------

* CNC Automotive, LLC expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         JOHN R. CAPPS

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             538,972

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       538,972

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,731,960*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.6%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       IN

------------------------------------------------------------------------------

* John R. Capps expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         JIW ENTERPRISES IRREVOCABLE TRUST OF 2002

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             1,397,591

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,397,591

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       24,873,341*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.2%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       OO

------------------------------------------------------------------------------

* JIW Enterprises Irrevocable Trust of 2002 expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DMCD AUTOS IRVING, INC.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         TEXAS

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             754,867

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       754,867

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,516,065*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.2%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       CO

------------------------------------------------------------------------------

* DMCD Autos Irving, Inc. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DMCD AUTOS HOUSTON, INC.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         TEXAS

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             320,226

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       320,226

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,950,706*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.0%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       CO

------------------------------------------------------------------------------

* DMCD Autos Houston, Inc. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DAVID MCDAVID, SR.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             1,075,093

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,075,093

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,195,839*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.2%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       CO

------------------------------------------------------------------------------

* David McDavid, Sr. is the 100% owner of DMCD Autos Irving, Inc. and 52% owner of DMCD Autos Houston, Inc. David McDavid Sr. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         JAMES TORDA

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             76,835

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       76,835

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       26,194,097*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       IN

------------------------------------------------------------------------------

* James Torda expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DAVE WEGNER

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             76,835

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       76,835

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       26,194,097*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       IN

------------------------------------------------------------------------------

* Dave Wegner expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CHILDS & ASSOCIATES INC.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         NORTH CAROLINA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             152,930

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       152,930

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       26,118,002*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.5%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       CO

------------------------------------------------------------------------------

* Childs & Associates Inc. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ROBERT E. GRAY

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             329,378

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       329,378

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       25,941,554*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.0%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       IN

------------------------------------------------------------------------------

* Robert E. Gray expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GIBSON FAMILY PARTNERSHIP, L.P.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         PENNSYLVANIA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             45,840

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,840

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       26,225,092*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.1%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       PN

------------------------------------------------------------------------------

* Gibson Family Partnership, L.P. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ROBERT DENNIS

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             23,917

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       23,917

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       26,247,015*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.07%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       IN

------------------------------------------------------------------------------

* Robert Dennis expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         THOMAS F. GILMAN

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             38,567

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       38,567

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       26,232,365*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.1%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       IN

------------------------------------------------------------------------------

* Thomas F. Gilman expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

-----------------------
  CUSIP NO. 043436104                                         13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         THOMAS G. MCCOLLUM

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          26,270,932
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             23,140

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       23,140

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       26,247,792*                                                     [x]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.06%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

       IN

------------------------------------------------------------------------------

* Thomas G. McCollum expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

Item 1(a).          Name of Issuer:

                    ASBURY AUTOMOTIVE GROUP, INC.

Item 1(b).          Address of Issuer's Principal Executive Offices:

                    3 LANDMARK SQUARE
                    SUITE 500
                    STAMFORD, CT 06901


Item 2(a).          Name of Persons Filing:

                    ASBURY AUTOMOTIVE HOLDINGS L.L.C.
                    RIPPLEWOOD INVESTMENTS L.L.C.
                    COLLINS FAMILY PARTNERS, L.P.
                    TIMOTHY C. COLLINS
                    C.V NALLEY, III
                    THOMAS MCLARTY III
                    LUTHER COGGIN
                    TRACYE C. HAWKINS 1999 ATT TRUST
                    CHRISTY C. HAYDEN 1999 ATT TRUST
                    CINDY C. COGGIN 1999 ATT TRUST
                    CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY
                          THE ENTIRETIES
                    CNC AUTOMOTIVE, LLC
                    JOHN R. CAPPS
                    JIW ENTERPRISES IRREVOCABLE TRUST OF 2002
                    DMCD AUTOS IRVING, INC.
                    DMCD AUTOS HOUSTON, INC.
                    JAMES TORDA
                    DAVE WEGNER
                    CHILDS & ASSOCIATES INC.
                    ROBERT E. GRAY
                    GIBSON FAMILY PARTNERSHIP, L.P.
                    THOMAS F. GILMAN
                    THOMAS G. MCCOLLUM


Item 2(b).          Address of Principal Business Office or, if none, Residence:

                    ASBURY AUTOMOTIVE HOLDINGS L.L.C.
                    C/O RIPPLEWOOD HOLDINGS L.L.C.
                    ONE ROCKEFELLER PLAZA
                    32ND FLOOR
                    NEW YORK, NY 10020

                    RIPPLEWOOD INVESTMENTS L.L.C.
                    ONE ROCKEFELLER PLAZA
                    32ND FLOOR
                    NEW YORK, NY 10020

                    COLLINS FAMILY PARTNERS, L.P.
                    C/O RIPPLEWOOD INVESTMENTS L.L.C.
                    ONE ROCKEFELLER PLAZA
                    32ND FLOOR
                    NEW YORK, NY 10020

                    TIMOTHY C. COLLINS
                    C/O RIPPLEWOOD INVESTMENTS L.L.C.
                    ONE ROCKEFELLER PLAZA
                    32ND FLOOR
                    NEW YORK, NY 10020

                    C.V. NALLEY III
                    87 WEST PACES FERRY ROAD
                    ATLANTA, GA 30305

                    THOMAS MCLARTY III
                    350 SALEM ROAD
                    CONWAY, AR 72032

                    LUTHER COGGIN
                    4306 PABLO OAKS COURT
                    JACKSONVILLE, FL 32224

                    TRACYE C. HAWKINS 1999 ATT TRUST
                    C/O COGGIN AUTOMOTIVE GROUP
                    4306 PABLO OAKS COURT
                    JACKSONVILLE, FL 32224

                    CHRISTY C. HAYDEN 1999 ATT TRUST
                    C/O COGGIN AUTOMOTIVE GROUP
                    4306 PABLO OAKS COURT
                    JACKSONVILLE, FL 32224

                    CINDY C. COGGIN 1999 ATT TRUST
                    C/O COGGIN AUTOMOTIVE GROUP
                    4306 PABLO OAKS COURT
                    JACKSONVILLE, FL 32224

                    CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY
                          THE ENTIRETIES
                    462 INLAND WAY
                    ATLANTIC BEACH, FL 32233

                    CNC AUTOMOTIVE, LLC
                    300 NO. GREEN ST., SUITE 285
                    GREENSBORO, NC 27401

                    JOHN R. CAPPS
                    11830 OLIVE BLVD.
                    ST. LOUIS, MO 63141

                    JIW ENTERPRISES IRREVOCABLE TRUST OF 2002
                    C/0 JEFFREY I. WOOLEY
                    4636 N. DALE MABRY HWY
                    TAMPA, FL 33614

                    DMCD AUTOS IRVING, INC.
                    3600 WEST AIRPORT FREEWAY
                    IRVING, TX 75062

                    DMCD AUTOS HOUSTON, INC.
                    3600 WEST AIRPORT FREEWAY
                    IRVING, TX 75062

                    DAVID MCDAVID, SR.
                    3600 WEST AIRPORT FREEWAY
                    IRVING, TX 75062

                    JAMES TORDA
                    3600 WEST AIRPORT FREEWAY
                    IRVING, TX 75062

                    DAVE WEGNER
                    708 PINEHOLLOW DRIVE
                    FRIENDSHIP, TX 77546

                    CHILDS & ASSOCIATES INC.
                    256 SWAIN STREET
                    FAYETTEVILLE, NC 28303

                    ROBERT E. GRAY
                    224 TERRANCE DRIVE
                    BRANDON, MS 39042

                    GIBSON FAMILY PARTNERSHIP, L.P.
                    810 MT. MORO RD.
                    VILLANOVA, PA 19085

                    THOMAS F. GILMAN
                    ASBURY AUTOMOTIVE GROUP, INC.
                    3 LANDMARK SQUARE, SUITE 500
                    STAMFORD, CT 06901

                    THOMAS G. MCCOLLUM
                    ASBURY AUTOMOTIVE GROUP, INC.
                    3 LANDMARK SQUARE, SUITE 500
                    STAMFORD, CT 06901



Item 2(c).          Citizenship:

                    ASBURY AUTOMOTIVE HOLDINGS L.L.C. - DELAWARE
                    RIPPLEWOOD INVESTMENTS L.L.C. - DELAWARE
                    COLLINS FAMILY PARTNERS, L.P. - DELAWARE
                    TIMOTHY C. COLLINS - USA
                    C.V NALLEY, III
                    THOMAS MCLARTY III - USA
                    LUTHER COGGIN - USA
                    TRACYE C. HAWKINS 1999 ATT TRUST - FLORIDA
                    CHRISTY C. HAYDEN 1999 ATT TRUST - FLORIDA
                    CINDY C. COGGIN 1999 ATT TRUST - FLORIDA
                    CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY
                          THE ENTIRETIES - USA
                    CNC AUTOMOTIVE, LLC - NORTH CAROLINA
                    JOHN R. CAPPS - USA
                    JIW ENTERPRISES IRREVOCABLE TRUST OF 2002 - USA
                    DMCD AUTOS IRVING, INC. - TEXAS
                    DMCD AUTOS HOUSTON, INC. - TEXAS
                    DAVID MCDAVID, SR. - USA
                    JAMES TORDA - USA
                    DAVE WEGNER - USA
                    CHILDS & ASSOCIATES INC. - NORTH CAROLINA
                    ROBERT E. GRAY - USA
                    GIBSON FAMILY PARTNERSHIP, L.P. - USA
                    THOMAS F. GILMAN - USA
                    THOMAS G. MCCOLLUM - USA

Item 2(d).          Title of Class of Securities:

                    COMMON STOCK, PAR VALUE $.01 PER SHARE

Item 2(e).          CUSIP Number:

                    043436104

Item 3.             NOT APPLICABLE.  THIS SCHEDULE 13G IS FILED PURSUANT TO RULE
                    13D-1(D).


Item 4.             Ownership

          (a).      Amount beneficially owned:

                    SEE THE RESPONSES TO ITEM 9 ON THE ATTACHED COVER
PAGES.

          (b).      Percent of Class:

                    SEE THE RESPONSES TO ITEM 11 ON THE ATTACHED COVER PAGES.

          (c).      Number of shares as to which such person has:

                     (i). Sole power to vote or to direct the vote: SEE THE RESPONSES TO ITEM 5 ON THE ATTACHED COVER PAGES.

                    (ii). Shared power to vote or to direct the vote: SEE THE RESPONSES TO ITEM 6 ON THE ATTACHED COVER PAGES.

                   (iii). Sole power to dispose or to direct the disposition of: SEE THE RESPONSES TO ITEM 7 ON THE ATTACHED COVER PAGES.

                    (iv). Shared power to dispose or to direct the disposition of: SEE THE RESPONSES TO ITEM 8 ON THE ATTACHED COVER PAGES.


Item 5.             Ownership of Five Percent or Less of a Class

                    IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ].


Item 6.             Ownership of More than Five Percent on Behalf of Another
                    Person.

                    NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

                    NOT APPLICABLE

Item 8.             Identification and Classification of Members of the Group

                    THE FOLLOWING SHAREHOLDERS ARE MEMBERS OF A GROUP BASED ON VOTING ARRANGEMENTS IN ASBURY AUTOMOTIVE GROUP, INC.'S SHAREHOLDERS AGREEMENT, DATED AS OF MARCH 1, 2002 [AND AMENDED AS OF FEBRUARY 1, 2003]:

                    ASBURY AUTOMOTIVE HOLDINGS L.L.C.*
                    C.V NALLEY, III
                    THOMAS MCLARTY III
                    LUTHER COGGIN
                    TRACYE C. HAWKINS 1999 ATT TRUST
                    CHRISTY C. HAYDEN 1999 ATT TRUST
                    CINDY C. COGGIN 1999 ATT TRUST
                    CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY
                                                         THE ENTIRETIES
                    CNC AUTOMOTIVE, LLC
                    JOHN R. CAPPS
                    JIW ENTERPRISES IRREVOCABLE TRUST OF 2002

                    DMCD AUTOS IRVING, INC.**
                    DMCD AUTOS HOUSTON, INC.**
                    JAMES TORDA
                    DAVE WEGNER
                    CHILDS & ASSOCIATES INC.
                    ROBERT E. GRAY
                    GIBSON FAMILY PARTNERSHIP, L.P.
                    ROBERT DENNIS
                    THOMAS F. GILMAN
                    THOMAS G. MCCOLLUM


                    * Ripplewood Investments L.L.C. is the owner of approximately 51% of the membership interests of Asbury Automotive Holdings L.L.C.; FS Equity Partners III, L.P., FS Equity Partners International L.P and FS Equity Partners IV, L.P., investment funds affiliated with Freeman Spogli, are the owners of approximately 49% of the membership interests of Asbury Automotive Holdings L.L.C.]

                    ** David McDavid, Sr. is the 100% owner of DMCD Autos Irving, Inc. and 52% owner of DMCD Autos Houston, Inc.

Item 9.             Notice of Dissolution of Group

                    NOT APPLICABLE

Item 10.            Certifications

                    NOT APPLICABLE

                                  SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2003



                                            ASBURY AUTOMOTIVE HOLDINGS L.L.C.

                                            by:    /s/Ian K. Snow
                                                -------------------------------
                                                Name:  Ian K. Snow
                                                Title: Director



                                            RIPPLEWOOD INVESTMENTS L.L.C.

                                            by:    /s/Peter Berger
                                                -------------------------------
                                                Name:  Peter Berger
                                                Title: Chief Financial Officer


                                            COLLINS FAMILY PARTNERS, L.P.

                                            by:    /s/Timothy C. Collins
                                                -------------------------------
                                                Name:  Timothy C. Collins
                                                Title: President



                                            TIMOTHY C. COLLINS

                                            by:    /s/Timothy C. Collins
                                                -------------------------------
                                                Name:  Timothy C. Collins
                                                Title:



                                            C.V. NALLEY, III

                                            by:    /s/ C.V. Nalley, III
                                                -------------------------------
                                                Name:  C.V. Nalley, III
                                                Title:

                                            THOMAS MCLARTY III

                                            by:    /s/Thomas McLarty, III
                                                -------------------------------
                                                Name:  Thomas McLarty, III
                                                Title:



                                            LUTHER COGGIN

                                            by:    /s/Luther Coggin
                                                -------------------------------
                                                Name:  Luther Coggin
                                                Title:



                                            TRACYE C. HAWKINS 1999 ATT TRUST

                                            by:    /s/Luther Coggin
                                                -------------------------------
                                                Name:  Luther Coggin
                                                Title: Trustee


                                            CHRISTY C. HAYDEN 1999 ATT TRUST

                                            by:    /s/Luther Coggin
                                                -------------------------------
                                                Name:  Luther Coggin
                                                Title: Trustee



                                            CINDY C. COGGIN 1999 ATT TRUST

                                            by:    /s/Luther Coggin
                                                -------------------------------
                                                Name:  Luther Coggin
                                                Title: Trustee




                                            CHARLIE (C.B.) TOMM AND ANITA DESAU
                                                     TENANTS BY THE ENTIRETIES

                                            by:    /s/Charlie Tomm
                                                -------------------------------
                                                Name:  Charlie Tomm
                                                Title:




                                            CNC AUTOMOTIVE, LLC

                                            by:    /s/Michael S. Kearney
                                                -------------------------------
                                                Name:  Michael S. Kearney
                                                Title: Vice President

                                            JOHN R. CAPPS

                                            by:    /s/ John R. Capps
                                                -------------------------------
                                                Name:  John R. Capps
                                                Title:



                                            JIW ENTERPRISES IRREVOCABLE TRUST O

                                            by:    /s/ Douglas Tew
                                                -------------------------------
                                                Name:  Douglas Tew
                                                Title: Trustee



                                            DMCD AUTOS IRVING, INC.

                                            by:    /s/ David McDavid, Sr.
                                                -------------------------------
                                                Name:  David McDavid, Sr.
                                                Title: President


                                            DMCD AUTOS HOUSTON, INC.

                                            by:    /s/ David McDavid, Sr.
                                                -------------------------------
                                                Name:  David McDavid, Sr.
                                                Title: President



                                            David McDavid, Sr.

                                            by:    /s/ David McDavid, Sr.
                                                -------------------------------
                                                Name:  David McDavid, Sr.
                                                Title:



                                            JAMES TORDA

                                            by:    /s/ James Torda
                                                -------------------------------
                                                Name:  James Torda
                                                Title:


                                            DAVE WEGNER

                                            by:    /s/ Dave Wegner
                                                -------------------------------
                                                Name:  Dave Wegner
                                                Title:



                                            CHILDS & ASSOCIATES INC.

                                            by:    /s/ William L. Childs, Sr.
                                                -------------------------------
                                                Name:  William L. Childs, Sr.
                                                Title: President



                                            ROBERT E. GRAY

                                            by:    /s/ Robert E. Gray
                                                -------------------------------
                                                Name:  Robert E. Gray
                                                Title:

                                            GIBSON FAMILY PARTNERSHIP, L.P.

                                            by:    /s/ Thomas R. Gibson
                                                -------------------------------
                                                Name:  Thomas R. Gibson
                                                Title: Chairman





                                            THOMAS F. GILMAN

                                            by:    /s/ Thomas F. Gilman
                                                -------------------------------
                                                Name:  Thomas F. Gilman
                                                Title:





                                            Thomas G. McCollum

                                            by:    /s/ Thomas G. McCollum
                                                -------------------------------
                                                Name:  Thomas G. McCollum
                                                Title: